Exhibit 10.5
CHARGEPOINT HOLDINGS, INC.
COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS
(Effective May 25, 2022)

A.	Cash Compensation

1.
Non-employee directors (“Outside Directors”) will receive the following cash retainers, paid quarterly in arrears at the end of each fiscal quarter, for their service on the Board of Directors (the “Board”) and (if applicable) as Board or a committee chair:

Board service	$40,000
plus (as applicable):

Board Chair	$30,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating/Governance Committee Chair	$8,000

2.	The reasonable expenses incurred by directors in connection with attendance at meetings of the Board and its committees will be reimbursed upon submission of appropriate documentation.

B.	Equity Compensation

1.
New Director Equity Award: On the date an Outside Director is elected or appointed to the Board, the Outside Director will automatically be granted restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan (the “Plan”) with a target value of $350,000. Subject to the Outside Director’s continuing service, such RSU award will vest in three equal annual installments on each anniversary of the date of grant.

2.
Annual Equity Award: Upon the conclusion of each regular annual meeting of the Company’s stockholders beginning in calendar year 2021, each Outside Director who continues to serve as a member of the Board thereafter will automatically be granted RSUs under the Plan with a target value of $185,000 ($92,500 in the case of an Outside Director who was elected or appointed to the Board more than 3 months, but less than 6 months, prior to the date of such annual meeting of stockholders). Subject to the Outside Director’s continuing service, each such RSU award will vest in full on the earlier of the one-year anniversary of the date of grant or the date of the regular annual meeting of the Company’s stockholders held in the year following the date of grant. The foregoing notwithstanding, an Outside Director who is elected or appointed to the Board on the date of an annual meeting of stockholders or within 3 months prior thereto will not receive an annual equity award in connection with such meeting.

C.	General

1.	The number of RSUs subject to each automatic equity award will be determined by dividing the target equity value allocated to such RSUs by the average closing price of the Company’s Common Stock as reported on the NYSE during the twenty trading days ending on (and including) the trading day prior to the date of grant, rounded down to the nearest whole share.

2.	Each RSU will be settled by issuing one share of the Company’s Common Stock upon vesting, unless a deferral program is implemented.

3.	All automatic equity awards will fully vest upon the occurrence of a Change in Control (as defined in the Plan) before the Outside Director’s service terminates.

4.	All equity awards will be subject to the forms of RSU agreement adopted by the Board for use under the Plan consistent with the foregoing.